UNITED STATES

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Supplemental Executive Compensation Information June 2021

Annual Shareholders Meeting We ask for your support in voting in accordance with the recommendations of our board of directors (the “board”) on all proposals included in our 2021 Proxy Statement, including our annual “Say on Pay” advisory vote on the compensation paid to our named executive officers (“NEOs”). We are seeking support of our thoughtful and measured approach to Fiscal 2020 compensation decisions in light of: Significant outperformance versus peers relative to key financial indicators and shareholder returns Adherence to our pay-for-performance philosophy during a global pandemic that severely affected our growth focused strategy Impact of the pandemic on the short- and long-term compensation opportunities, including a devaluation of all outstanding (i.e., 2018, 2019, and 2020) performance-based equity awards Continued use of rigorous performance goals tied directly to shareholder value creation Retention of key executives through 3-year vesting on all performance-based equity awards including a focus on sustainable performance; and Consistent, strong support on Say-On-Pay: 98.6% and 98% in 2019, and 2020, respectively (prior to that point, Say on Pay vote was triennial)

Outstanding Relative TSR Performance 1. Our peer group for purposes of rTSR is: Burlington Stores, Inc, Carter's, Inc, Columbia Sportswear Company, Deckers Outdoor Corporation, Designer Brands Inc., Dollar General Corporation, Dollar Tree, Inc., Floor & Decor Holdings, Inc., Lululemon Athletica Inc., Ollie's Bargain Outlet Holdings, Inc., Party City Holdco Inc., RH, Ross Stores, Inc., Sleep Number Corporation, The Aaron's Company, Inc., The Children's Place, Inc., The TJX Companies, Inc., Ulta Beauty, Inc., Urban Outfitters, Inc., Williams-Sonoma, Inc. Our total shareholder return during our current CEO’s tenure has outperformed our peers. For both the 3- and 5-year periods ending 2020, FIVE has been in the top quartile of our rTSR performance peer group.

Exemplary 2020 Performance Despite Challenges Despite the impact of COVID-19, we continued to achieve exceptional performance in fiscal 2020 as a result of the continued strength of our business model. Achieved approximately $1.96 billion in net sales; Achieved operating income of $154.8 million; Achieved net income of $123.4 million; Delivered earnings per share of $2.20; Opened 120 net new stores, bringing us to a total of 1,020 stores in 38 states as of January 30, 2021; Achieved record comparable sales for the 2nd half of fiscal 2020 (of 13.5%); and Achieved a per share price of the Company’s common stock of $175.73 as of January 30, 2021 (an approximately 55% increase from $113.64 at the beginning of the fiscal year).

Our management team, with the advice and counsel of our board, demonstrated flexibility, agility and resilience in deftly managed the COVID-19 crisis by preserving liquidity, continuing our strong growth trajectory, and delivering a very strong second half of fiscal 2020. Exemplary 2020 Performance Despite Challenges Business Continuity Formed business continuity task force and solution teams, which met on an almost daily basis Established multiple methods of frequent and transparent communicating and managing all stakeholders (employees, customer, vendors, partners and board) Implemented safety protocols at all locations prioritizing employee, customer and community safety through policy changes, physical safety enhancements, training and adjustments to work models Drove safe and aggressive store reopenings as soon as permissible Accelerated testing and investments in new technology and customer services (e.g. curbside pickup, assisted checkout). Liquidity Preservation Majority of store and distribution center employees were temporarily furloughed Implemented a voluntary temporary base salary reductions in Q1: 50% for CEO, 25% for other NEOs and additional reductions for all salaried corporate employees and certain field and supply chain leadership. All reinstated in Q2 only after substantially all the Company’s stores were reopened Board elected to forgo its quarterly cash retainers for Q1 Received payroll tax credits, and deferred employer's portion of FICA taxes under the CARES Act Significant temporary non-payroll expense reductions and temporarily ceased paying rent on all closed store locations Cancelled certain vendor orders and delayed receipts on others in order to manage inventory levels, and extended payment terms for product and non-product vendors Significantly reduced capital expenditure budget Amended our credit facility and increased our line of credit from $50 million to $225 million.

Our management team, with the advice and counsel of our board, demonstrated flexibility, agility and resilience in deftly managed the COVID-19 crisis by preserving liquidity, continuing our strong growth trajectory, and delivering a very strong second half of fiscal 2020. Exemplary 2020 Performance Despite Challenges Resuming Growth Evolved our product mix by adding items such as cleaning, personal hygiene and other pandemic-related products, as well as additional food and drink, fitness products, pet accessories, and products needed to support work-from-home and school-from-home Successfully implemented a new core ERP system (Oracle Retail) on-time and as planned pre-COVID-19 Opened our fourth distribution center in Conroe, Texas and broke ground on our fifth distribution center in Buckeye, Arizona on-time and as planned pre-COVID-19 Pushed forward on our new store program and remodels as planned pre-COVID-19 Proactively added assisted check-out to over 100 stores to provide a socially distant and safe checkout option to our customers in light of COVID-19 Moved quickly to continue to drive our digital business. This included completing the transition of our website to the Hollar platform, which we acquired in late fiscal 2019 (on-time and as planned pre-COVID-19), piloting delivery from store (unplanned pre-COVID-19), and added our Ohio distribution center as an additional e-commerce fulfillment center (unplanned pre-COVID-19).

COVID-19 Impact on CEO Realizable Pay To understand the mindset of the independent compensation committee of the board (the “committee”) when evaluating the Covid-19 impact, see the illustration to the right which shows the actual/realized CEO pay vs. original intended targets Covid-19 closures caused devaluation of all outstanding performance-based long-term incentives for CEO and all NEOs This would have resulted in a near 50% reduction in Total Direct Compensation for our CEO (vs. original target) For “actual/realized” pay, the value of equity was determined as of 9/15/20 (the issuance date of the off-cycle awards) For “target” pay, bonus and equity is valued at the original target level

COVID-19 Impact on Long-Term Incentive Plan The pandemic’s effects were particularly difficult in the specialty retail sector and severe on FIVE’s high growth strategy; as a result, the Company encountered compensation challenges unique to our circumstances. By late spring 2020, the impact of COVID related closures resulted in the devaluation of all outstanding (i.e., 2018 through 2020) profit based performance-vested RSU grants The committee, with its advisor, evaluated several alternatives for how to address this issue: Adjusting the final performance results to “add back” the negative impact of COVID-19 Modifying outstanding awards changing performance goals for profitability targets Truncating the performance period and paying out on partial year performance Taking no action (no new awards despite devaluation of all outstanding PRSUs) One-time, supplemental awards, a significant portion of which are tied to rigorous future performance goals, to create a new, fair opportunity for management to earn compensation that was eliminated due to the pandemic O O P O O

Committee’s Response to LTIP Challenge The committee comprehensively assessed the circumstances and determined that an incremental, highly performance-based equity award was appropriate To continue performance focus, alignment with shareholders, and reinforce retention, the committee approved new equity awards for the NEOs consisting of performance-based restricted stock units for all of the NEOs and time-based restricted stock units for all of the NEOs other than Ms. Werthauser (due to her shorter tenure). The time-based restricted stock units were a relatively small portion of the awards (less than 30% of the total fair value of the awards on the date of grant). For the performance-based awards, the committee adopted a challenging relative total shareholder return metric (“rTSR”), directly aligning NEOs with shareholders. These awards feature a shareholder friendly performance curve which requires performance at the 60th percentile for an award to be earned at target. The rTSR is measured over a period beginning in mid September 2020 and extending through late January 2023 in three tranches, with each requiring FIVE exceed peers performance to achieve a target award: Requires performance above median (60th percentile) to receive target awards; and Encourages retention of key talent by requiring executives to be employed through early 2023.

The following illustrates the vesting and payout schedule for the off-cycle awards Time-based RSUs will vest 50% on March 1, 2021 and 50% on March 1, 2022 For performance-based RSUs, performance measured over three periods Each tranche will be “banked” separately but will not vest until 3rd anniversary Grant on 9/15/2020 Period 1 Period 2 Period 3 Performance-Based RSUs Tranche 1 (1/3) Relative TSR September 15, 2020 through January 30, 2021 Payout banked until end Tranche 2 (1/3) Cumulative Relative TSR September 15, 2020 through January 29, 2022 Payout banked until end Tranche 3 (1/3) Cumulative Relative TSR September 15, 2020 through January 28, 2023 Payout banked until end All three earned perf. RSU tranches are paid out at end of period January 28, 2023 Committee’s Response to LTIP Challenge

As to the value of the one-time off-cycle awards: The Committee considered the retention risk posed by the expected loss of value on three years’ worth of outstanding PRSUs (the 2018, 2019 and 2020 annual PRSU awards) for each NEO as a direct result of the COVID-19 pandemic. Given that each of the outstanding PRSU awards was tracking at or above target before the onset of the pandemic, the Committee determined to grant a portion of the off-cycle awards (less than 30% of the total fair value of the awards on the date of grant) as time-based restricted stock units. The value of the off-cycle awards was approximately 10% less than the estimated value of the COVID-19 impacted devalued awards. Committee’s Response to LTIP Challenge   Off-cycle Awards (1)   Estimated Value of 2018, 2019 and 2020 annual PRSU awards as of the Forfeiture Date (forfeited in November 2021) ($) (2) NEO Off-cycle time-based RSU ($) Off-cycle PRSU ($) Off-cycle Award (Total) ($)   Joel D. Anderson $4,036,391 $7,902,686 $11,939,077   $13,073,978 Kenneth R. Bull $528,464 $1,300,397 $1,828,861   $2,015,691 Michael Romanko $528,464 $1,539,884 $2,068,348   $2,289,544 Eric M. Specter $528,464 $1,252,499 $1,780,963   $1,960,895 Judy Werthauser $0 $1,166,390 $1,166,390   $1,333,965 The value of the Off-cycle Awards presented above is based on the grant date fair value of the awards on September 15, 2020, the grant date. The potential value of previously issued and outstanding PRSUs for each NEO was estimated based on the closing price of our stock on September 15, 2020, the grant date of the Off-cycle Awards ($132.68) and in reference to the performance to date with respect to previously closed fiscal years. Based on actual performance through the end of FY19, we estimated the expected outcome of the 2018 awards at 110% of target, and the 2019 and 2020 awards at 100% of target.

Vote “FOR” All Proposals We achieved significant accomplishments in fiscal 2020 in the face of unprecedented challenges due to COVID-19, including outperforming the market measured by our relative total shareholder return. Adjustments to our 2020 compensation program helped to ensure continued motivation of key executives during 2020 and beyond, and will help retain these executives through at least early 2023, while further strengthening alignment of their interest with shareholder value. Our management team, with the advice and counsel of our board, demonstrated flexibility, agility and resilience in deftly managing the COVID-19 crisis, preserving liquidity, continuing our strong growth trajectory, and delivering a very strong second half of fiscal 2020. When considered in totality, we believe the committee’s actions in 2020 were consistent with our pay-for-performance philosophy and aligned with shareholder interests We request your support for Five Below, its management team and its board: Vote FOR all proposals!